FORUM FUNDS

Code of Ethics

May 15, 2000
As Amended June 8, 2005, August 8, 2006,
 August 27, 2008, December 12, 2008, February 12, 2009, June 18, 2010
and December 31, 2010.

SECTION 1.  INTRODUCTION

This Code of Ethics (“Code”) has been adopted by Forum Funds (the “Trust”) with respect to each of its investment portfolios (each a “Fund”), as managed by an investment adviser (“Adviser”) and distributed by a principal underwriter (“Distributor”), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Fund may abuse their fiduciary duties to the Trust and to deal with other types of conflict of interest situations.

Upon discovering a violation of the Code, the Board of Trustees of the Trust (the “Board”) may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment or other position of the violator.

SECTION 2.  DEFINITIONS

(A)           Access Person means:

(1)	all of the Trust’s Trustees and officers are presumed to be Access Persons of the Trust ;
(2)
(a) any trustee of the Trust, including any independent trustee; (b) any officer, director or general partner of the Fund’s Adviser; and (c) any officer, director or general partner of the Distributor, where the Distributor in the ordinary course of business either (i) makes, participates in or obtains information regarding the Fund’s purchase or sale of Covered Securities or (ii) fills a function related to the making of any recommendation regarding the Fund’s purchase or sale of Covered Securities;

(3)
any director, officer employee of the Fund or Adviser, or of any company in a control relationship with the Fund or Adviser, whose regular functions (i) relate to the making of any recommendation regarding the Fund’s purchase or sale of Covered Securities or (ii) include making, participating in or obtaining information regarding the purchase or sale of Covered Securities by a Fund; and

(4)	any natural person in a control relationship with a Fund who obtains information concerning recommendations made to a Fund about the purchase or sale of a security.

     (B)           Beneficial Owner means “beneficial owner” as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 except that the determination of direct or indirect beneficial ownership shall apply to all Covered Securities which an Access Person owns or acquires.  A Beneficial Owner of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

Indirect pecuniary interest in a security includes securities held by a person’s immediate family.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships).

(C)           Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
(D)           Covered Officer means the principal executive, financial, and accounting officers of the Trust.

(E)           Covered Security means any security except:

(1)	direct obligations of the Government of the United States;
(2)	bankers’ acceptances and bank certificates of deposit;
(3)
commercial paper and debt instruments with a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization;

(4)	repurchase agreements covering any of the foregoing; and
(5)	shares of registered open-end investment companies other than Funds of the Trust.

(F)           Investment Personnel, with respect to each Fund, means any employee of the Fund or Adviser who makes or participates in making recommendations to the Fund regarding the purchase or sale of securities by the Fund.

(G)           Security Held or to be Acquired by the Trust means

(1)
any Covered Security which, within the most recent 15 days (x) is or has been held by the Trust or (y) is being or has been considered by the Trust or an Adviser to the Trust or a Fund for purchase by a Fund; and

       (2)             any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

(H)           Purchase or sale includes, among other things, the writing of an option to purchase or sell.

     (I )             Material non-public information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a fund’s shares.  Information is “non-public” until it has been effectively communicated to the market place.  Examples of material information include (but are not limited to): (a) valuation issues; (b) liquidity issues; (c) significant increase in expenses; (d) proposals for liquidation or reorganization; (e) regulatory developments that affect a fund; and (f) extraordinary developments at the adviser.  Public information includes (without limitation) information found in a report filed with the Securities and Exchange Commission or appearing in a news service.

SECTION 3.  PROHIBITED TRANSACTIONS

(A)           Prohibition Against Fraudulent Conduct.  No Access Person shall use any information concerning the operating activities, investments or investment intentions of a Fund, or the Access Person’s ability to influence such operating activities or investment intentions, for personal gain or in a manner detrimental to the interests of a Fund.

In addition, no affiliated person of a Fund shall, directly or indirectly in connection with the operating activities of the Fund or the purchase or sale of a security held or to be acquired by a Fund:

(1)	employ any device, scheme or artifice to defraud a Fund;
(2)
make to a Fund or to a Fund’s Adviser(s) or Distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund; or
(4)	engage in any manipulative practice with respect to a Fund.

(B)           Other Prohibited Transactions.  Access Persons are prohibited from:

(1)	inducing or causing a Fund to take action, or to fail to take action, for the benefit of a person either in addition to or other than the Fund;
(2)	accepting anything other than of de minimis value or any other preferential treatment from any entity with which a Fund does business;
(3)
establishing or maintaining an account at any entity through which securities transactions may be effected without written notice to the designated Review Officer prior to establishing such an account;

(4)	using knowledge of the operating activities or portfolio transactions of a Fund for their benefit or the benefit of any person other than the Fund;
(5)	violating the anti-fraud provisions of the securities laws;
(6)
serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination by the Review Officer that the board service would be consistent with the interests of the Fund and its shareholders.

     (C)           Undue Influence; Disclosure of Personal Interest.  No Access Person shall cause or attempt to cause any Fund to purchase, sell or hold any security in a manner or engage in operating activity calculated to create any benefit to the Access Person.  No Access Person shall recommend any operating activity or securities transactions for a Fund without having disclosed to the Review Officer the Access Person’s interest, if any, in shares of the Fund or such securities or the issuer thereof, including, without limitation:

(1)	the Access Person’s direct or indirect beneficial ownership of any securities of such issuer;
(2)	any position with such issuer or its affiliates; and
(3)	any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

(D)           Corporate Opportunities.  All Access Persons are prohibited from taking advantage of any opportunity properly belonging to a Fund.

(E)           Confidentiality.  Except as required in the normal course of carrying out an Access Person’s business responsibilities, Access Persons are prohibited from revealing information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

(F)           Prohibited Transactions in Fund Shares.  All Access Persons are prohibited from trading in Fund shares while in possession of material non-public information regarding the operating activities of any Fund.

SECTION 4.  REPORTING REQUIREMENTS

(A)           Access Person Reporting.  All Access Persons must report the information described in this Section with respect to transactions in any Covered Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.  All Access Persons must report to the Review Officer, unless they are required to report to an Adviser, the Distributor or administrator of the Trust (or of a Fund) pursuant to a code of ethics adopted by, respectively, such Adviser, Distributor or administrator; provided such code of ethics, if belonging (i) to an Adviser or (ii) to a Distributor (1) that is an affiliated person of the Trust or an Adviser or (2) whose officer, director or general partner serves the Trust or Adviser in this same capacity (“Affiliated Distributor”), has been approved by the Board;  provided, further, that such code of ethics is adopted, maintained and enforced pursuant to rules and regulations promulgated by the Securities and Exchange Commission (or any successor agency) under the Securities Exchange Act of 1934, the Investment Company Act of 1940 or the Investment Advisers Act of 1940. Covered Officers must also comply with the provisions of Appendix A.

(B)           Trustee Reporting.  A trustee who is not an interested person of the Trust as defined in Section 2(a)(19) of the Investment Company Act of 1940 (“Independent Trustee”) need only report a transaction if the Independent Trustee knew at the time of the transaction, or in the ordinary course of fulfilling one’s official duties as an Independent Trustee should have known:
•
that during the 15-day period immediately preceding or immediately following the transaction in a Covered Security by such Independent Trustee, such Covered Security is or was purchased or sold or was being considered for purchase or sale by a Fund or an Adviser to the Trust or a Fund, or

•	The Independent Trustee possessed material non-public information about the operating activities of a Fund of the Trust preceding a transaction in shares of that Fund

(C)           Exclusions from Reporting.  Purchases or sales of Covered Securities in an account over which an Access Person has no direct or indirect influence or control are not subject to the reporting requirements of this Section.

(D)           Initial Holding Reports.  No later than ten (10) days after the person becomes an Access Person, an Access Person must report the following information:

         (1)           the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
`                (2)           the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
                 (3)           the date that the report is submitted by the Access Person.

(E)           Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, an Access Person must report the following information:

        (1)           with respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership:

           (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
               (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
           (c) the price of the Covered Security at which the transaction was effected;
          (d) the name of the broker, dealer or bank with or through which the transaction was effected; and
           (e) the date that the report is submitted by the Access Person.

    (2)   with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)           the name of the broker, dealer or bank with whom the Access Person established the account;
(b)           the date the account was established; and
(c)           the date that the report is submitted by the Access Person.

(F)           Annual Holdings Reports.  Annually, an Access Person must report the following information (which information must be current as of a date no more than thirty (30) days before the report is submitted):

        (1)           the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
        (2)           the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
        (3)           the date that the report is submitted by the Access Person.

(G)           Certification of Compliance.  Each Access Person is required to certify annually (in the form of Appendix B) that the Access Person has read and understood the Code and recognizes that the Access Person is subject to the Code.  Further, each Access Person is required to certify annually that the Access Person has complied with all the requirements of the Code and that the Access Person has disclosed or reported all personal securities transactions pursuant to the requirements of the Code.

(H)           Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and statements on all Covered Securities transactions shall be deemed to satisfy these reporting requirements.  The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the records maintained by the Review Officer and recording the date of the confirmation.

(I)           Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

(J)           Account Opening Procedures.  Access Persons shall provide written notice to the Review Officer prior to opening any account with any entity through which a Covered Securities transaction may be effected.  In addition, all Access Persons will promptly:

        (1)           provide full access to the Trust, its agents and attorneys to any and all records and documents which the Trust considers relevant to any securities transactions or other matters subject to the Code;
        (2)           cooperate with the Trust, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

       (3)           provide the Trust, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
        (4)           notify the Review Officer or such other individual as the Trust may direct, in writing, from time to time, of any incident of noncompliance with the Code by any Access Person.

SECTION 5.  REVIEW OFFICER

(A)           Duties of Review Officer.  A Review Officer shall be appointed by the Trust’s President to:

         (1)           review all securities transaction and holdings reports or shall maintain the names of persons responsible for reviewing these reports;
         (2)           identify all Access Persons who are required to make these reports, maintain and periodically update a list of such Access Persons, and promptly inform each Access Person of the requirements of this Code;
         (3)           compare, on a quarterly basis, all Access Persons’ transactions in Covered Securities with each Fund’s completed portfolio transactions, and in the case of transactions in Fund shares, with operating activities of the Fund, to determine whether a Code violation may have occurred;
         (4)           maintain a signed acknowledgment by each person who is then an Access Person, in the form of Appendix B;
         (5)           identify persons who are Investment Personnel of the Trust, maintain and periodically update a list of such Investment Personnel, and inform those persons of their requirements to obtain prior written approval from the Review Officer prior to directly or indirectly acquiring ownership of a security in any private placement or initial public offering; and
(6)	annually prepare a written report to the Trustees that

(a)           describes any issues under the code of ethics or procedures since the last report to the Trustees, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and
(b)           certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the code.
(B)           Review Officer Reporting.  The Review Officer shall provide all reporting required by Section 4 to an individual appointed by the Trust’s President to review the Review Officer’s reports.
(B)           Potential Trade Conflict.  When there appears to be a transaction that conflicts with the Code, the designated Review Officer shall request a written explanation of the Access Person’s transaction.  If after post-trade review, it is determined that there has been a violation of the Code, a report will be made by the designated Review Officer with a recommendation of appropriate action to the Board.

(C)           Required Records.  The Review Officer shall maintain and cause to be maintained:

(1)           a copy of any code of ethics adopted by the Trust, Adviser or Affiliated Distributor, which has been in effect at any time during the previous five (5) years, in an easily accessible place;
(2)           a record of any violation of any code of ethics, and of any action taken as a result of such violation, in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurs;
(3)           a copy of each report made by an Access Person as required by Section 4 of this Code for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place;
(4)           a list of all persons who are, or at any time within the past five years have been, required to make reports or who were responsible for reviewing these reports pursuant to any code of ethics, in an easily accessible place;
(5)           a copy of each written report and certification required pursuant to Section 5(C) of this Code for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years in an easily accessible place; and
(6)           a record of any decision, and the reasons supporting the decision, approving the acquisition by Investment Personnel of securities under Section 5(a)(v) of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted.

SECTION 6.  BOARD REVIEW

(A)           The Board of Trustees, including a majority of the Independent Trustees, shall:

(1)           approve the code of ethics of the Trust, and of each Adviser and Affiliated Distributor before initially retaining their services, and any material changes to these codes within six months of such change;
(2)           review any material changes to the code of ethics of the administrator of the Trust within six months of such change;
(3)           base its approval of a code of ethics, and any material changes to a code of ethics, on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in prohibited conduct;
(4)           receive, prior to approving a code or any amendment to a code, a certification from the Trust, Adviser and Affiliated Distributor that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code; and
(5)	receive and consider, no less frequently than annually

        (a)           a written report from the Trust, Adviser, administrator and Affiliated Distributor describing any issues, material violations or sanctions arising under the codes; and

       (b)           a written certification from the Trust, Adviser, administrator and Affiliated Distributor, as applicable, that it has adopted procedures reasonably necessary to prevent Access Persons from violating its code.

FORUM FUNDS

Code of Ethics

APPENDIX A
ADDITIONAL PROVISIONS PURSUANT TO
SECTION 406 OF THE SARBANES-OXLEY ACT OF 2002

SECTION 1: COVERED OFFICERS/PURPOSE

This Appendix A has been adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Act”) and applies solely to the principal executive, financial, and accounting officers of the Trust (each a “Covered Officer”).

This Appendix has been adopted for the specific purpose of promoting honest and ethical conduct, compliance with applicable laws and governmental rules and regulations and accountability for adherence to the Code. Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

SECTION 2: CONFLICTS OF INTEREST

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or the officer’s service to, the Trust. For example, a conflict of interest would arise if a Covered Officer receives improper personal benefits as a result of the Covered Officer’s position with the Trust. Conflicts may arise from, or as a result of, the contractual relationship between the Trust and its service providers, of which a Covered Officer is also an officer or employee. A Covered Officer may also be an officer or employee of one or more other investment companies covered by other similar codes. Such service, by itself, does not give rise to a conflict of interest.

As applicable to a Covered Officer, the following must be approved by the Chairman of the Trust’s audit committee (“Committee”):

(1)	service on the board of directors or governing board of a publicly traded entity;
    (2)  the receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with the Trust or a Fund;
    (3)  the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
    (4)  any ownership interest (material to the officer) in, or any consulting or employment relationship with, any entities doing business with the Trust, other than its service providers and their respective affiliates.
    (5)      any direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming

A-1

shares other than an interest arising from the Covered Officer’s employment with the Trust’s service providers or their respective affiliates.

SECTION 3. REQUIRED DUTIES

A Covered Officer shall:

(1)           become familiar with the disclosure requirements generally applicable to the Trust;
(2)           not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others;
(3)           to the extent appropriate, consult with other officers and employees of the Trust and its service providers;
(4)           promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations; and
(5)           upon becoming a Covered Officer, affirm in writing to the Trust that the officer has received, read and understands the Code and, annually thereafter, affirm to the Trust that the officer has complied with the requirements of the Code.

SECTION 4. VIOLATIONS

A Covered Officer shall notify the Chairman of the Committee promptly if the officer knows of any violation of this Code.

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FORUM FUNDS

Code of Ethics

APPENDIX B
ACCESS PERSON ACKNOWLEDGEMENT

I understand that I am an Access Person as defined in the Forum Funds Code of Ethics.  I have read and I understand the Code of Ethics and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions to date required to be disclosed or reported pursuant to the requirements of the Code during the year ended December 31, 2010.

      Signature                                                                               Date

Printed Name

Please check one of the following with respect to annual holdings reports required by section 4(F) of this Code:

I have no Covered Securities to report as holdings as of December 31, 2010.

I confirm that the investment statements provided for purposes of quarterly transaction review are accurate and include all Covered Securities that I am required to report as holdings as of December 31, 2010.

My annual holdings report as of December 31, 2010 is attached.

This form must be completed and returned to the Trust’s Review Officer.

Date received by Review Officer: ____________________

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FORUM FUNDS

Code of Ethics
Additional Provisions Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002

COVERED OFFICER AFFIRMATION

I understand that I am a Covered Officer as defined in the Forum Funds Code of Ethics, Appendix A, Additional Provisions Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the “Code”).  I have read and I understand the Code and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code and I have requested approval from the Trust’s Audit Committee in accordance with Section 2 of the Code when applicable during the year ended December 31, 2010.

      Signature                                                                               Date

Printed Name

This form must be completed and returned to the Trust’s Review Officer.

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